Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES ACQUISITION OF

KINGWOOD PINES HOSPITAL

LEWISVILLE, Texas (February 15, 2006) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced the acquisition of Kingwood Pines Hospital, a 78-bed behavioral health facility located in Kingwood, Texas, a suburb of Houston. For the 11-month period ended December 31, 2005, the facility had annualized proforma net revenues of approximately $14.7 million.

Commenting on the acquisition, Ken Newman, chairman and chief executive officer of Horizon, said, “We are very pleased to complete the acquisition of Kingwood Pines Hospital, a quality facility in an attractive market. Since April 2004, the Company has acquired 15 free-standing behavioral health facilities, including the pending acquisition of the Focus Delaware facility, with annual net revenues of approximately $190 million and total licensed beds of approximately 1,600. Nine of these facilities have been acquired since January 1, 2006. These acquisitions have substantially changed the revenue mix of the Company. Horizon Health is now not only a leading contract manager of clinical services for acute care hospitals and employers, but also a major operator of free-standing behavioral health facilities.”

Horizon Health Corporation is an owner of behavioral health care facilities and a leading contract manager of clinical services for acute care hospitals and employers.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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